Exhibit 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

 CARIBBEAN VILLA CATERING CORPORATION

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST:  The name of the corporation is Caribbean Villa Catering Corporation

SECOND:  The Articles of Incorporation of the corporation were filed by the Secretary of State on the 9th day of March, 2007.

THIRD:  The names and addresses of the original incorporators are as follows:
Patrick Mokros
2470 St Rose Pkwy Ste 304
Henderson, NV 89074

FOURTH:  The board of directors of the corporation at a meeting duly convened and held on the 18th day of January, 2010, adopted a resolution to amend the original Articles as follows:

Article 1 is hereby amended to read as follows:
1.	The name of the Corporation is Globotek Holdings, Inc.

Article 3 is hereby amended to read as follows:
3.
The total number of shares of stock that the Corporation shall have the authority to issue is One Hundred Fifty Million (150,000,000).  The classes and aggregate number of shares of each class which the Corporation shall have the authority to issue are as follows:

a.	One Hundred Million (125,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and
b.	Twenty Five Million (25,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
c.
Blank Check Powers.  The Corporation may issue any class of the Preferred Stock in any series.  The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

FIFTH:  The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 64,800,000; that the above change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

SIXTH:  The Articles of Incorporation, as amended to the date of this certificate, are hereby restated as follows:

1.	The name of the Corporation is Globotek Holdings, Inc.
2.	The address, including street, number, city and county, of the registered office of the Corporation in the State of Nevada is Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, NV 89014.
3.
The total number of shares of stock that the Corporation shall have the authority to issue is One Hundred Fifty Million (150,000,000).  The classes and aggregate number of shares of each class which the Corporation shall have the authority to issue are as follows:

a.	One Hundred Twenty Five Million (125,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and
b.	Twenty Five Million (25,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
c.
Blank Check Powers.  The Corporation may issue any class of the Preferred Stock in any series.  The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

4.	The names and addresses if the Board of Directors are as follows:

1

Name	Address

Dmitry Viktorovich Lukin	22, Sevemaya Street
Togliatti, Samara Region
Russia

Alexander Nikolaevich Lapkin	22, Sevemaya Street
Togliatti, Samara Region
Russia

Sergey Alexandrovich Lapkin	22, Sevemaya Street
Togliatti, Samara Region
Russia

Alexander Viktorovich Lukin	22, Sevemaya Street
Togliatti, Samara Region
Russia

Alexander Vladimirovich Akustin	22, Sevemaya Street
Togliatti, Samara Region
Russia

Vladislav Feliksovich Tenebaum	22, Sevemaya Street
Togliatti, Samara Region
Russia

Sergey Viktorovich Lukin	22, Sevemaya Street
Togliatti, Samara Region
Russia

Elena Alexandrovna Lapkina	22, Sevemaya Street
Togliatti, Samara Region
Russia

Veronika Palterovich	22, Sevemaya Street
Togliatti, Samara Region
Russia

5.
The purpose of the corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

Vladislav Feliksovich Tenenbaum is the president of the corporation and secretary of the corporation; that he has been authorized to execute the foregoing certificate by resolution of the board of directors, adopted at a meeting of the directors duly called and that such meeting was held on the 18th day of January, 2010 and that the foregoing certificate sets forth the text of the Articles of Incorporation as amended to the date of the certificate.

Date January 18, 2010.

/s/ Vladislav Feliksovich Tenenbaum
By Vladislav Feliksovich Tenebaum
Its President

3